Exhibit 10.1

AMENDMENT TO SERVICE AGREEMENT

          Amendment (this “Amendment”), dated as of June 29, 2007 (the “Effective Date”), by and between United Rentals, Inc. a Delaware corporation (the “Company”) and Bradley S. Jacobs (“Jacobs”), to that certain Service Agreement, dated as of December 4, 2003, between Jacobs and the Company (the “Service Agreement”).

RECITALS

          WHEREAS, Jacobs currently provides certain consulting services to the Company pursuant to the Service Agreement;

          WHEREAS, Jacobs currently has certain entitlements under the Service Agreement to personal use of the Company’s executive jets (the “Jets”);

          WHEREAS, the Company has decided, as part of its review of the Company’s cost structure, to sell all of the Company’s ownership interests in the Jets; and

          WHEREAS, Jacobs and the Company desire to amend the Service Agreement in light of the foregoing, as well as to effect certain other changes.

          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree, effective as of the Effective Date, as follows:

1.	Capitalized terms not defined herein shall have the meaning set forth in the Service Agreement.

2.

Sections 5.3.3., 5.3.4., 5.3.5 and 5.3.6 of the Service Agreement, addressing Jacobs’ entitlement to personal usage of the Jets, shall be deleted in their entirety and any references thereto shall be deleted from the Service Agreement.

3.

Section 6.1 of the Service Agreement shall be deleted in its entirety and replaced with the following provision: “The Term of this Agreement shall commence at the Effective Time and end on the earlier of (x) December 15, 2007 and (y) the occurrence of a Change in Control (as defined below).  The Term of this Agreement is subject to possible early termination as provided in subsection 6.2 hereof.”

4.	The title of Section 6.4 shall be amended to read as follows: “Definition of Cause, Good Reason and Change in Control.”

5.

Section 6.4 shall be further amended to include a new section, Section 6.4.3. Section 6.4.3 shall read as follows:  “Change in Control” shall be deemed to have occurred if: (i) Any “person” is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Act”)) directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by then outstanding voting securities of the Company, or (ii) there shall be consummated a merger of the Company, the sale or disposition by the Company of all or substantially all of its assets within a 12-month period, or any other business combination of the Company with any other corporation, but not including any merger or business combination of the Company with any other corporation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination. The term “persons” is defined in Section 13(d) of the Act, except that the term “person” shall not include (1) any person or an Affiliate of such person who as of the date of this Agreement owns 10% or more of the total voting power represented by the outstanding voting securities of the Company; and (2) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation which is owned directly or indirectly by the stockholders of the Company in substantially the same percentage as their ownership in the Company. An “Affiliate” of a person is a person that controls, is controlled by, or is under common control with such person.

6.	Section 8.1.1 is amended to delete the reference to “12 months” and replace it with “18 months.”

7.

In consideration of the foregoing changes to the Service Agreement, the Company agrees to pay Jacobs, as soon as practicable on or following the Effective Date but not later than July 3, 2007, by wire transfer of immediately available funds to a bank account designated by Jacobs pursuant to wiring instructions separately provided by Jacobs to the Company, a compensatory payment in the amount of Six Million One Hundred Thousand Dollars ($6,100,000).

8.

Jacobs hereby acknowledges that the foregoing payment is full and fair consideration for (i) the elimination of any further entitlement of his, from and after the Effective Date, to personal usage of the Jets or any additional payments in respect thereof and (ii) the six-month extension of his covenant not to compete.

9.

Except as expressly amended by this Amendment, the Service Agreement shall remain in full force and effect, and references in the Service Agreement to “this Agreement” shall hereinafter mean the Service Agreement, as amended by this Amendment.

10.

This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

UNITED RENTALS, INC.

By:	/s/ Michael J. Kneeland

Name:	Michael J. Kneeland
Title:	Chief Executive Officer

Agreed:

/s/ Bradley S. Jacobs

Bradley S. Jacobs

SECRETARY’S CERTIFICATE

The terms of this Amendment have been approved and authorized by the compensation committee of the Board of Directors of United Rentals, Inc. at a meeting held on June 26, 2007.

/s/ Roger E. Schwed

Name:	Roger E. Schwed
Title:	Secretary